EXHIBIT 99.1

www.nts.com

NEWS RELEASE FOR December 11, 2012, at 6:00 A.M. ET

Contact: Allen & Caron Inc	National Technical Systems
Jill Bertotti (investors)	Michael El-Hillow, CFO
jill@allencaron.com	Mike.el-hillow@nts.com
Len Hall (media)	Aaron Cohen, Vice Chairman
len@allencaron.com	aaron.cohen@nts.com
(949) 474-4300	(818) 591-0776

National Technical Systems Reports Record Financial Results
for the Third Quarter & First Nine Months of Fiscal 2013

Quarterly Revenues Up 23% Year over Year; Net Income Attributable to NTS of $2.2 Million, Up Year over Year from a Loss of $187,000; Adjusted EBITDA Increased 131%

Calabasas, CA (December 11, 2012)…National Technical Systems, Inc. (NASDAQ: NTSC) (NTS), a leading provider of testing and engineering services, today reported record financial results for the fiscal 2013 third quarter and nine months ended October 31, 2012.

Revenues in the fiscal 2013 third quarter increased 23.3 percent to $49.9 million from $40.5 million in the third quarter of fiscal 2012.  Sequentially, revenues for the quarter increased 5.5 percent from $47.3 million in the second quarter of fiscal 2013.  The year-over-year increase in quarterly revenue included organic growth of 16.8 percent, which was primarily due to increases from the aerospace, energy and defense markets.  The remaining 6.5 percent of the increase was incremental revenue derived from the acquisitions of Ingenium Testing in mid-July 2011, Lightning Technologies in September 2011, and Garwood Laboratories late in this fiscal year’s first quarter.

The increase in revenues combined with improved gross margins through prudent, ongoing cost controls resulted in net income attributable to NTS of $2.2 million, or $0.19 per basic share and $0.18 per diluted share, for the third quarter of fiscal 2013.  This compares to a net loss attributable to NTS of $187,000, or $0.02 loss per basic and diluted share, for the third quarter of the prior fiscal year, which includes a loss from discontinued operations, net of tax, of $547,000.  Net income in this fiscal year’s third quarter includes other income, net of tax, of approximately $500,000, which consists primarily of an insurance recovery gain related to the fire at the Company’s Fullerton facility in November of 2009.

President and CEO William C. McGinnis said, “We had solid performance during the fiscal 2013 third quarter in our aerospace, defense and energy markets, which resulted in our second consecutive quarter of record financial results.  New orders booked in the quarter were up about 18% over last fiscal year’s third quarter.  This increase stems from the meaningful investment we made over the last several quarters in expanding our sales organization to enhance client relationships and to develop new business opportunities in all the markets we serve.  This expansion has positively impacted nearly all of our operations as evidenced by several major contracts we have won this year in many of our key markets.

“Despite uncertainties due to economic conditions and the current government fiscal policy situation, our momentum continues as we strive to further solidify our position as the premier independent testing company in the United States,” McGinnis added.  “While we will experience our customary seasonality in the fourth quarter, we also expect investment and more stability in our markets with a favorable resolution of the fiscal policy uncertainties.”

National Technical Systems, Inc. Corporate Headquarters

24007 Ventura Boulevard, Suite 200, Calabasas, CA 91302	Main: 818-591-0776 Fax: 818-591-0899

McGinnis said that through a process of  best practices, the Company’s goal is to enhance customer service and improve gross margin performance.   He added that NTS also plans to continue to invest in several of its test laboratories, adding new capabilities to serve its customers' current and emerging requirements.

Gross margin in the fiscal 2013 third quarter was 28.0 percent compared to 23.4 percent in the prior fiscal year’s third quarter.  The increase in gross margin was primarily due to better leverage of fixed costs with the increased level in revenues, slightly offset by pricing pressure in some markets.

Selling, general and administrative expense in the fiscal 2013 third quarter was $9.3 million, or 18.6 percent of revenue, compared to $7.7 million, or 19.0 percent of revenue, in the fiscal 2012 third quarter.  The $1.6 million year-over-year increase was primarily due to higher compensation and incentive-related expense, especially in the sales and marketing areas to support the increasing sales levels, as well as increased amortization expense as a result of recent acquisitions, partially offset by a decrease in legal and other expenses.

EBITDA (earnings before interest, taxes, depreciation and amortization) as adjusted to remove the effect of share based compensation expense, or “adjusted EBITDA,” was $8.1 million in the third quarter of fiscal 2013, up 130.9 percent from $3.5 million in the prior year comparable period.

As of October 31, 2012, the balance sheet reflects cash, cash equivalents and investments of $9.6 million, working capital of $36.6 million, total assets of $164.9 million, total debt of $53.0 million and total equity of $70.6 million.  For the fiscal year ended January 31, 2012, the Company’s balance sheet showed cash, cash equivalents and investments of $7.7 million, working capital of $30.9 million, total assets of $152.7 million, total debt of $50.2 million and total equity of $64.7 million.

Nine-Month Results

Revenues for the first nine months of fiscal 2013 increased 22.3 percent to $140.7 million from $115.1 million in the first nine months of fiscal 2012.  Year-over-year organic revenue growth was 14.6 percent in the first nine months of fiscal 2013, which was primarily due to revenue increases from the aerospace, energy and defense markets.  Year-over-year revenue growth from acquisitions was 7.6 percent.

Net income attributable to NTS for the first nine months of fiscal 2013 was $4.7 million, or $0.42 per basic share and $0.40 per diluted share, compared to net income attributable to NTS for the first nine months of fiscal 2012 of $1.1 million, or $0.10 per basic and diluted share.

Gross margin in the first nine months of fiscal 2013 was 27.1 percent, up from 24.2 percent in the first nine months of the prior fiscal year.  The increase in gross margin was primarily due to better leverage of fixed costs with the increased level in revenues, somewhat offset by pricing pressure in some markets.

Selling, general and administrative expense in the first nine months of fiscal 2013 was $26.4 million, or 18.7 percent of revenue, compared to $22.5 million, or 19.6 percent of revenue, in the first nine months of fiscal 2012.  The $3.8 million year-over-year increase was primarily due to an increase in compensation and incentive related expense, especially in the sales and marketing areas to support the increasing sales levels, as well as increased amortization expense as a result of recent acquisitions, partially offset by a decrease in legal and other expenses.

Adjusted EBITDA was $20.6 million in the first nine months of fiscal 2013, up 78.2 percent from $11.6 million in the prior year comparable period.

Outlook

The Company is increasing its revenue and Adjusted EBITDA guidance for fiscal year 2013, and maintaining its guidance for gross margin.  Revenue is expected to be between $183 million and $186 million for fiscal year 2013, up from the previous guidance of between $164 million and $169 million; Adjusted EBITDA is expected to be between $24 million and $26 million, up from the prior guidance of between $20 million and $22 million; and gross margins are expected to be between 26.5 percent and 27.5 percent of revenue.

The foregoing outlook is based on management's expectations based on assumptions about market conditions and the Company's future operating performance, which the Company believes to be reasonable at this time.  The Company's business involves procuring and performing on large contracts, and the timing of receipt of those contracts can have a significant impact on operating results for any quarter. Consequently the Company's results may vary significantly from quarter to quarter.   In addition, changes in macroeconomic conditions, delays in government spending and other factors can cause actual results to vary from expectations.  See the note on "Forward-Looking Statements" at the end of this release.

Conference Call

As previously announced, NTS is conducting a conference call today to be broadcast live over the Internet at 11:30 a.m. Eastern Time (8:30 a.m. Pacific Time) to review the financial results for the fiscal 2013 third quarter and nine months ended October 31, 2012.  To access the call, please dial 1-800-762-8779 from the U.S. or, for international callers, please dial +1-480-629-9645.  The live webcast and archived replay of the call can be accessed on the front page of the Investor Relations section of NTS’ website at www.nts.com.

Non-GAAP Financial Measure – Adjusted EBITDA

This news release includes information on Adjusted EBITDA, which is a non-GAAP financial measure as defined by SEC Regulation G.  Management believes that Adjusted EBITDA is among the more important measures of performance in its industry because it provides insight into operating cash flows independent of a company’s capital structure or tax position and is a key factor in determining a company’s valuation.  Management also believes Adjusted EBITDA provides a meaningful insight into trends in core operating performance, as well as a measure of liquidity and the Company's ability to service debt.  Adjusted EBITDA should not be construed as a substitute for net income (loss) (as determined in accordance with GAAP) for the purpose of analyzing the Company’s operating performance or financial position, as Adjusted EBITDA is not defined by GAAP.

NTS defines Adjusted EBITDA as earnings (net income) before interest, taxes, depreciation and amortization, as adjusted to eliminate the effects of stock-based compensation and non-cash impairment loss.  A reconciliation of Adjusted EBITDA to net income is set out in the tables at the end of this press release.

About National Technical Systems
National Technical Systems is a leading provider of testing and engineering services to the aerospace, defense, telecommunications, automotive, energy and high technology markets. Through a world-wide network of resources, NTS provides full product life-cycle support, offering world class design engineering, compliance, testing, certification, quality registration and program management. For additional information about NTS, visit our website at www.nts.com or call 800-270-2516.

Forward-Looking Statements
"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: With the exception of historical information, statements in this press release concerning future operations, plans or events are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Those forward looking statements, including statements about the Company’s anticipated future operating results, are based on management's expectations at this time.  Actual results may vary significantly from those suggested by the forward-looking statements due to uncertainties and a number of important risk factors. Those factors include, but are not limited to, the risk factors noted in NTS' Annual Report on 10-K and other filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  NTS undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect circumstances or unanticipated events occurring after the date of this release.

TABLES FOLLOW

NATIONAL TECHNICAL SYSTEMS, INC. AND SUBSIDIARIES
Unaudited Consolidated Statements of Operations

	Three Months Ended		Nine Months Ended
	October 31,		October 31,
	2012	2011	2012	2011
Net revenues	$49,921,000	$40,498,000	$140,703,000	$115,092,000
Cost of sales	35,944,000	31,030,000	102,595,000	87,295,000
Gross profit	13,977,000	9,468,000	38,108,000	27,797,000

Selling, general and administrative expense	9,294,000	7,681,000	26,373,000	22,537,000
Equity loss from non-consolidated subsidiary	79,000	9,000	215,000	10,000
Operating income	4,604,000	1,778,000	11,520,000	5,250,000

Other income (expense):
Interest expense, net	(846,000)	(722,000)	(2,645,000)	(1,561,000)
Other income (expense), net	734,000	(185,000)	827,000	(211,000)
Total other income (expense), net	(112,000)	(907,000)	(1,818,000)	(1,772,000)

Income before income taxes and noncontrolling interests	4,492,000	871,000	9,702,000	3,478,000
Income taxes	2,003,000	229,000	4,149,000	1,387,000

Net income from continuing operations	2,489,000	642,000	5,553,000	2,091,000
Income (loss) from discontinued operations, net of tax	1,000	(547,000)	(3,000)	(322,000)
Net income	2,490,000	95,000	5,550,000	1,769,000

Net income attributable to noncontrolling interests	(304,000)	(282,000)	(808,000)	(660,000)

Net income (loss) attributable to NTS	$2,186,000	$(187,000)	$4,742,000	$1,109,000

Net income from continuing operations attributable to NTS	$2,185,000	$360,000	$4,745,000	$1,431,000
Net income (loss) from discontinued operations attributable to NTS	$1,000	$(547,000)	$(3,000)	$(322,000)

Basic earnings attributable to NTS per common share:
Net income from continuing operations	$0.19	$0 .03	$0.42	$0.13
Net loss from discontinued operations	-	(0.05)	-	(0.03)
Net income (loss) attributable to NTS	$0.19	$(0.02)	$0.42	$0.10

Diluted earnings attributable to NTS per common share:
Net income from continuing operations	$0.18	$0.03	$0.40	$0.13
Net loss from discontinued operations	-	(0.05)	-	(0.03)
Net income (loss) attributable to NTS	$0.18	$(0.02)	$0.40	$0.10

Weighted average common shares outstanding	11,384,000	11,299,000	11,348,000	10,719,000
Dilutive effect of stock options, nonvested shares and warrants	610,000	467,000	563,000	382,000
Weighted average common shares outstanding, assuming dilution	11,994,000	11,766,000	11,911,000	11,101,000

MORE-MORE-MORE

NATIONAL TECHNICAL SYSTEMS, INC. AND SUBSIDIARIES

Reconciliation of Non-GAAP Measure
Adjusted EBITDA to Net Income

	Three months ended October 31,		Nine months ended October 31,
	2012	2011	2012	2011

Net Income	$2,490,000	$95,000	$5,550,000	$1,769,000
Add
Interest	846,000	722,000	2,645,000	1,561,000
Taxes	2,003,000	229,000	4,149,000	1,387,000
Depreciation	1,972,000	1,835,000	5,906,000	5,238,000
Amortization	499,000	462,000	1,508,000	1,100,000
EBITDA	7,810,000	3,343,000	19,758,000	11,055,000
Add
Share based compensation	287,000	164,000	859,000	512,000
Adjusted EBITDA	$8,097,000	$3,507,000	$20,617,000	$11,567,000

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